CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




 We consent to incorporation by reference in this Registration Statement on Form S-8 of First Mid-Illinois Bancshares, Inc. of our report, dated January 20, 1995, relating to the consolidated balance sheets of First Mid-Illinois Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of First Mid-Illinois Bancshares, Inc.


                                         /s/ KPMG Peat Marwick LLP


 Chicago, Illinois
 November 6, 1995